As filed with the Securities and Exchange Commission on November 20, 2020
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________
(Exact name of registrant as specified in its charter)
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Iowa	42-0410230
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1716 Locust Street Des Moines, Iowa	50309
(Address of Principal Executive Offices)	(Zip Code)
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Meredith Corporation Employee Stock Purchase Plan
(As Amended and Restated August 11, 2020)
(Full title of the plan)
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John S. Zieser
Chief Development Officer /
General Counsel and Secretary
Meredith Corporation
1716 Locust Street
Des Moines, Iowa 50309
(Name and address of agent for service)
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(515) 284-3000
(Telephone number, including area code, of agent for service)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	500,000	$18.74	$9,370,001	$1,023

(1)	Meredith Corporation is filing this Registration Statement on Form S-8 to register an aggregate of 500,000 shares of its common stock, par value $0.01 per share (“Common Stock”), which may be issued pursuant to the Meredith Corporation Employee Stock Purchase Plan, as amended (the “Plan”). In addition, in accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional shares of Common Stock, which may be issued pursuant to the Plan if the anti-dilution provisions of the Plan become operative.
(2)	Estimated solely for the purpose of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based on the average of the high and low sales prices per share of the registrant’s Common Stock on November 18, 2020 reported on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8. Meredith Corporation (the “Company”) will send or give to each participant in the Plan a copy of the prospectus. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the prospectus is not being filed with or included in this Registration Statement. The prospectus and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents previously filed with the Commission are incorporated by reference in this Registration Statement:
(a)    the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the Commission on August 27, 2020;
(b)    the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, filed with the Commission on November 5, 2020;
(c)    the Company’s Current Reports on Form 8-K filed with the Commission on September 9, 2020 and November 16, 2020; and
(d)    the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on June 16, 1987, including any subsequent amendments or reports for the purpose of updating such description.
All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
The legality of the offered securities will be passed upon for the Company by John S. Zieser, Chief Development Officer, General Counsel and Secretary of the Company. Mr. Zieser is a full- time employee and an officer of the Company and owns equity securities of the Company.

Item 6.    Indemnification of Directors and Officers.
The Iowa Business Corporation Act (the “Act”), provides for or permits indemnification of directors and officers in certain situations. Unless limited by its articles of incorporation, indemnification is mandatory for a director or an officer (not an employee) who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because such person is or was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding. In addition, unless the articles of incorporation provide otherwise, a director or officer may apply for limited court- ordered indemnification if indemnification is mandatory or certain standards are met.
The Act by its terms expressly permits indemnification where a director, officer, employee or agent in good faith and in a manner such person reasonably believed to be in (if acting in its official capacity), or not opposed to, the corporation’s best interests, and, in a criminal action, if such person had no reasonable cause to believe that his or her conduct was unlawful. Unless ordered by a court, no indemnification is permitted in connection with a proceeding by or in the right of a corporation in which the person was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in an official capacity, in which the person was adjudged liable on the basis that personal benefit was improperly received.
The Act also permits advancement of expenses to a director, officer, employee or agent upon (1) receipt of an undertaking by such to repay all amounts advanced if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation; (2) the person furnishes the corporation a written affirmation of the person’s good faith belief he or she has met the applicable standard of conduct; or (3) determination is made that the facts then known to those making the determination would not preclude indemnification.
Generally, the above provisions of the Act are permissive in nature. The only indemnification requirement imposed by the Act is that, unless limited by its Articles of Incorporation, a corporation must indemnify a director or officer against reasonable expenses incurred in connection with the wholly successful defense of a proceeding. The Act does permit a corporation to obligate itself in advance to indemnify officers and directors as otherwise permitted by the Act in its articles of incorporation, bylaws, resolution or other agreement. The right to indemnification granted by the articles of incorporation, bylaws, resolution or other agreement cannot be eliminated after an event entitling an officer or director to indemnification has taken place.
The Act specifically provides that, subject to certain limitations, its terms shall not be deemed exclusive of any other right to indemnification to which a director or officer may be entitled under a corporation’s articles of incorporation or bylaws, or any agreement, vote of shareholders or disinterested directors, or otherwise. However, indemnification cannot be provided to officers, in their sole capacity as officers, in the case of (1) receipt of a financial benefit by an officer to which such person is not entitled, (2) an intentional infliction of harm on the corporation or the shareholders, or (3) an intentional violation of criminal law. Indemnification by or in the right of the corporation is limited to reasonable expenses in connection with the proceeding.
Prior to indemnifying a director or officer a corporation must determine that the director or officer has met the required standard of conduct.
Article Twelve of the bylaws of the Company provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Iowa law and advance the expenses of directors, officers and employees incurred in defending any related proceeding upon receipt by the Company of an undertaking, by or on behalf of such director, officer or employee to repay all amounts advanced if it shall ultimately be determined that the director, officer or employee is not entitled to be indemnified.
The Company maintains directors and officers liability insurance covering all directors and officers of the Company against claims arising out of the performance of their duties.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits

4.1
Restated Articles of Incorporation of Meredith Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2003 (filed with the Commission on February 10, 2004)).

4.2	Articles of Amendment to the Restated Articles of Incorporation of Meredith Corporation, (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on November 16, 2020).

4.3	Restated Bylaws of Meredith Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 (filed with the Commission on November 6, 2015)).

5.1	Opinion of John S. Zieser.

23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.

23.2	Consent of John S. Zieser (included in his opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Meredith Corporation Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 16, 2020)).
Item 9.    Undertakings.
(1)    The undersigned registrant hereby undertakes:
(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post–effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(b)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(2)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on November 20, 2020.

MEREDITH CORPORATION

By:	/s/ John S. Zieser
John S. Zieser
Chief Development Officer / General Counsel and Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John S. Zieser and Norbert Kaut, and each of them, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on November 20, 2020.

By:	/s/ Jason M Frierott	By:	/s/ Thomas H. Harty
Jason M. Frierott, Chief Financial Officer (Principal Financial and Accounting Officer)		Thomas H. Harty, Chairman of the Board, President, Chief Executive Officer, and Director (Principal Executive Officer)
By:	/s/ D. Mell Meredith Frazier	By:	/s/ Donald A. Baer
D. Mell Meredith Frazier, Vice Chairman of the Board and Director		Donald A. Baer, Director
By:	/s/ Donald C. Berg	By:	/s/ Gregory G. Coleman
Donald C. Berg, Director		Gregory G. Coleman, Director
By:	/s/ Beth J. Kaplan	By:	/s/ Paula A. Kerger
Beth J. Kaplan, Director		Paula A. Kerger, Director
By:	/s/ Christopher Roberts III	By:	/s/ Elizabeth E. Tallett
Christopher Roberts III, Director		Elizabeth E. Tallett, Director

INDEX TO EXHIBITS
Exhibit No.	Description
4.1
Restated Articles of Incorporation of Meredith Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2003 (filed with the Commission on February 10, 2004)).

4.2	Articles of Amendment to the Restated Articles of Incorporation of Meredith Corporation, (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on November 16, 2020).
4.3	Restated Bylaws of Meredith Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 (filed with the Commission on November 6, 2015)).
5.1	Opinion of John S. Zieser.
23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.
23.2	Consent of John S. Zieser (included in his opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
99.1	Meredith Corporation Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 16, 2020).